Exhibit 99.2

For Further Information:

The Sands Regent	CCG Investor Relations
345 North Arlington Avenue	10960 Wilshire Boulevard, Ste. 2005
Reno, NV 89501	Los Angeles, CA 90024
(775) 348-2210	(310) 477-9800
(775) 348-6241 Fax	(310) 231-8663 Fax
Contact: Ferenc Szony, President and CEO	Contact: Sean Collins, Partner

FOR IMMEDIATE RELEASE:

THE SANDS REGENT REPORTS FOURTH QUARTER AND YEAR-END

FINANCIAL RESULTS

•	Fiscal-year income from operations increases 60% from $4.9 million to $7.8 million

•	Fiscal-year EBITDAR increases 47% from $10.1 million to $14.8 million

•	Fiscal-year revenue increases 30% from $62.3 million to $81.1 million due to the acquisition of Rail City Casino

•	Conference call scheduled for 1:30 p.m. PDT today

Reno, Nevada – September 1, 2005 – The Sands Regent (NASDAQ:SNDS) today announced financial results for its fiscal year 2005 and fourth quarter ended June 30, 2005. Separately, the Company also announced completion of the acquisition of Dayton Depot and Red Hawk Sports Bar in Dayton, NV.

Fiscal year 2005 net income was $3.8 million, or $0.59 per basic share, $0.55 diluted as compared to net income, including a one-time gain, of $6.9 million, or $1.32 per share basic, $1.24 diluted for fiscal year 2004. Prior-year results included a one-time, non-operating gain of $4.4 million in connection with the sale of the Copa Casino. The Company’s income from operations improved 60% year over year, from $4.9 million in fiscal 2004 to $7.8 million in fiscal 2005.

For fiscal year 2005, the Company reported net revenues of $81.1 million, a 30% increase over $62.3 million in fiscal 2004 net revenues, primarily reflecting contributions from Rail City Casino, which was acquired in May, 2004.

EBITDAR, which excludes one-time gains, increased 47% year over year, from $10.1 million in fiscal 2004 to $14.8 million in fiscal 2005.

For the fourth quarter of 2005, ended June 30, the Company’s net income totaled $1.4 million, or $0.20 per basic share, $0.19 diluted, compared to net income of $1.4 million or $0.26 per basic share, $0.24 diluted in the year-ago quarter. Quarterly income from operations was $2.6 million, as compared to income from operations of $2.9 million in the fourth quarter of fiscal 2004.

Quarterly net revenues were $21.2 million, a 3% improvement over fourth-quarter 2004 net revenues of $20.5 million. Strong results in the locals-oriented market segment were offset by weakness in the tourism-related market segment, principally resulting from the lack of a major bowling event in downtown Reno in the 2005 fourth quarter. Years without a major Reno bowling event occur once every three years. Business levels in both market segments were at anticipated levels in the latter part of the fourth quarter.

Quarterly EBITDAR decreased year over year, from $4.6 million for the fourth quarter of 2004 to $4.4 million for the 2005 quarter.

Ferenc B. Szony, President and CEO of The Sands Regent, commented, “Once again, we have demonstrated that our strategy to diversify our mix of local and tourism-related business has been successful. Our acquisition of the Dayton Depot and Red Hawk Sports Bar, which we completed and announced this morning, reinforces that positioning. Dayton is the largest town in Lyon County, which grew 16.3% between 2000 and 2003, making it Nevada’s fastest-growing county and one of the fastest-growing counties in the United States.

“We look forward to continued success in 2006 as we pursue a major expansion at Rail City Casino, maximize the benefits of our recently installed slot management and ticket-in/ticket-out capabilities at Gold Ranch, bring our casino renovation at the Sands Regency to completion and integrate the newly acquired Dayton properties into our portfolio.”

Mr. Szony concluded, “Consistent with our past practices, we have continued to pay down long-term debt, which stood at $36.9 million at the beginning of the fiscal year, to $19.9 million as of June 30, 2005. This demonstrates our success in execution of our growth strategy and provides us the flexibility to respond to future growth opportunities as they arise.”

Management of The Sands Regent will host a conference call to discuss its year-end and fourth-quarter financial results today, Thursday, September 1 at 1:30 p.m. PDT. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (800) 399-7496. International callers should call (706) 634-6508. There is no pass code required for this call.

If you are unable to participate in the call at that time, a replay will be available on Thursday, September 1 at 3:00 p.m. PDT through Thursday, September 8 at 9:00 p.m. PDT; call (800) 642-1687 and enter the conference ID number 8869124. International callers should call (706) 645-9291.

About The Sands Regent

The Sands Regent owns and operates the Sands Regency Casino and Hotel in downtown Reno, Nevada, Gold Ranch Casino and RV Resort in Verdi, Nevada, Rail City Casino in Sparks, Nevada and the Depot Casino and the Red Hawk Sports Bar in Dayton, Nevada.

The Sands Regency is an 833-room hotel and casino with 29,000 square feet of gaming space offering table games, a sports book, poker room, keno, bingo and slot machines. In addition to the amenities and on-site brand name restaurants, the Company’s property also includes a 12,000 square foot convention and meeting center which seats close to 1,000 people. For further information, visit www.sandsregency.com.

The Gold Ranch Casino and RV Resort is located in Verdi, Nevada, twelve miles west of Reno. Gold Ranch offers slot machines in an 8,000 square foot casino, a sports book, two restaurants, a 105-space RV park, a California lottery station, an ARCO gas station and a convenience store. Web site: www.goldranchrvcasino.com.

Rail City Casino, located in Sparks, Nevada, has approximately 16,600 square feet of gaming space housing slot machines, table games, keno, a sports book, and the City Café family-style restaurant. Located near Victorian Square at 2121 Victorian Avenue in Sparks, it is the first casino a motorist encounters when exiting Interstate 80 at the Rock Boulevard exit (Exit 16). Web site: www.railcity.com.

On September 1, 2005, The Sands Regent completed the acquisition of two privately held casino properties in Dayton, NV, the Depot Casino and the Red Hawk Sports Bar. The Depot Casino has approximately 16,000 square feet of restaurant and casino space with 250 slots, two restaurants and two bars. The Red Hawk Sports Bar, across the street from Depot Casino, has 33 slots, a convenience store and a bar.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. Such risks and uncertainties include, among others, the future performance of the Company’s management team, general economic financial and business conditions, overall conditions in the gaming and entertainment industries, our ability to successfully integrate the operations of casinos that we acquire and realize the expected benefits of these acquisitions, and other factors discussed in our Annual Report on Form 10-K for the year ended June 30, 2004, subsequent Forms 10-Q and other filings with the Securities and Exchange Commission. The Sands is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or other wise.

Contact:

Ferenc B. Szony, President and Chief Executive Officer

The Sands Regent

(775) 348-2210

or

Sean Collins, Partner

CCG Investor Relations

(310) 231-8600

THE SANDS REGENT

CONSOLIDATED STATEMENTS OF INCOME

	THREE MONTHS ENDED JUNE 30,		TWELVE MONTHS ENDED JUNE 30,
(Dollars in thousands except per share information)	2005	2004	2005	2004
Operating revenues
Gaming	$12,433	$11,587	$48,834	$31,796
Lodging	2,376	2,746	8,931	9,548
Food and beverage	2,879	2,703	11,557	7,537
Fuel and convenience store	4,826	4,510	17,171	16,245
Other	515	537	1,903	1,731

Gross revenues	23,029	22,083	88,396	66,857
Promotional allowances	1,845	1,572	7,264	4,509

Net revenues	21,184	20,511	81,132	62,348

Operating expenses
Gaming	5,127	4,559	20,202	13,669
Lodging	952	1,087	3,891	4,111
Food and beverage	1,935	1,722	7,538	4,934
Fuel and convenience store	4,713	4,337	16,425	15,411
Other	147	170	607	598
Maintenance and utilities	1,374	1,225	5,658	4,353
General and administrative	2,776	3,035	12,742	9,941
Depreciation and amortization	1,610	1,526	6,221	4,427

	18,634	17,661	73,284	57,444

Income from operations	2,550	2,850	7,848	4,904

Other income (expense)
Interest expense	(395)	(660)	(2,238)	(1,158)
Insurance settlement	—	—	200	—
Loss on abandonment of new projects	—	—	(11)	(48)
Loss on disposition of property and equipment	(9)	(12)	(63)	(47)
Collections on previously reserved note receivable	—	—	—	4,393

	(404)	(672)	(2,112)	3,140

Income before income taxes	2,146	2,178	5,736	8,044
Income tax provision	(734)	(734)	(1,927)	(1,154)

Net income	$1,412	$1,444	$3,809	$6,890

Net income per share
Basic	$0.20	$0.26	$0.59	$1.32
Diluted	$0.19	$0.24	$0.55	$1.24
Weighted average of shares outstanding
Basic	6,973,766	5,646,555	6,470,633	5,206,321
Diluted	7,424,448	6,060,792	6,956,796	5,558,834

THE SANDS REGENT

EARNINGS before INTEREST, TAXES, DEPRECIATION, AMORTIZATION and RENT (EBITDAR),

and RECONCILIATION of NET INCOME to EBITDAR (unaudited)

	THREE MONTHS ENDED JUNE 30,		TWELVE MONTHS ENDED JUNE 30,
(Dollars in thousands)	2005	2004	2005	2004
EBITDAR (3)	4,359	4,567	14,841	10,098
Reconciliation of Net Income to EBITDAR
Net income	1,412	1,444	3,809	6,890
Interest expense	395	660	2,238	1,158
Income tax provision	734	734	1,927	1,154
Loss on disposal of property and equipment abandonment of new projects	9	12	74	95
Collections on previously reserved note receivable (1)	—	—	—	(4,393)
Non-recurring insurance settlement (2)	—	—	(200)	—
Rent and management fees	199	191	772	767
Depreciation and amortization	1,610	1,526	6,221	4,427

EBITDAR (3)	4,359	4,567	14,841	10,098

(1)	In the year ended June 30, 2004, we recognized a $4.4 million gain on a promissory note held by us in connection with a December 1998 sale of our interest in the Copa Casino in Gulfport, Mississippi.

(2)	In June 2003, we realized a loss of $547,000, which stemmed from a personal injury lawsuit filed against us. The Company had a personal injury claim filed against it, from which we were insured against loss, subject to a deductible. However, subsequent to the incident which under lied the claim, we were informed that our insurance carrier had become insolvent and unable to pay any claims. The Company sought relief from its insurance broker and received partial recovery of our loss in October 2004.

(3)	EBITDAR includes earnings before depreciation and amortization, interest expense, income taxes, rent, and any gain (loss) on the sale or disposal of property or subsidiaries. EBITDAR is not a calculation determined pursuant to generally accepted accounting principles and is not an alternative to operating income or net income, and is not a measure of liquidity. Since not all companies calculate this measure in the same manner, the Company’s EBITDAR measure may not be comparable to similarly titled measures reported by other companies. The Company believes that this disclosure enhances the understanding of the financial performance of a company with substantial interest expense, depreciation and amortization. Prior to the Gold Ranch acquisition, the Company reported “EBITDA” data. However, Gold Ranch has a substantial real property rent component and the Company believes EBITDAR provides a more complete depiction of the Company’s financial position and performance. Moreover, if the option of the Company to purchase the Gold Ranch real property is exercised, which can happen at the Company’s sole discretion, the rental expense would be available for other uses by the Company.